Execution Version

SEVENTH AMENDMENT
TO LOAN AND SECURITY AGREEMENT
This SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this
“Amendment”) is dated as of October 18, 2023, and is entered into by and among PROMETHEAN WORLD LIMITED, a company incorporated in England and Wales with company number 07118000 (“Parent”), PROMETHEAN INC., a Delaware corporation (“Promethean U.S.”), PROMETHEAN LIMITED, a company incorporated in England and Wales with company number 01308938 (“Promethean U.K.,” and together with Promethean U.S., each, a “Borrower” and collectively, the “Borrowers”), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent and security trustee for the Lenders (“Agent”).
RECITALS
A.WHEREAS, Borrowers, Lenders and Agent have previously entered into that certain Loan and Security Agreement, dated as of June 25, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders agreed to make loans and extend other financial accommodations to the Obligors;
B.WHEREAS, the Obligors have requested that the Agent and Lenders amend the Loan Agreement in certain respects; and
C.WHEREAS, the Agent and Lenders are willing to amend the Loan Agreement in certain respects, on the terms and subject to the conditions contained in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I DEFINITIONS
Section 1.1 Definitions. Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings given thereto in the Loan Agreement, as amended hereby.
Section 1.2 Recitals. The Recitals above are incorporated herein as though set forth in full and the Obligors stipulate to the accuracy of each of the Recitals.

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ARTICLE II AMENDMENTS TO LOAN AGREEMENT
Section 2.1 Existing Definitions. The definitions in Section 1.1 of the Loan Agreement set forth below are deleted and replaced as follows:
Availability Reserve: the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (c) the aggregate amount of liabilities secured by Liens upon Collateral that are or may be senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (d) the Dilution Reserve; (e) the U.K. Priority Payables Reserve; (f) the 2018 Subordinated Debt Payment Reserve; (g) the Inventory Reserve; (h) the Availability Block; and (i) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.

Applicable Margin: the margin set forth below, as determined by the trailing 4 Fiscal Quarter Fixed Charge Coverage Ratio measured as of the end of the most recently ended Fiscal Quarter:

Level	Fixed Charge Coverage Ratio	Base Rate Loans	Foreign Base Rate Loans	BSBY Revolver Loans	Letter of Credit Fees
I	> 1.75:1.00	0.90%	1.90%	1.90%	1.90%
II	< 1.75:1.00 and > 1.25:1.00	1.10%	2.10%	2.10%	2.10%
III	< 1.25:1.00	1.30%	2.30%	2.30%	2.30%

Margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate Fixed Charge Coverage Ratio for a Fiscal Quarter due to Borrowers’ failure to deliver any financial statement when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.
EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses

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arising from the sale of capital assets, gains arising from the write-up of assets, any

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extraordinary gains and losses and any one-time costs and expenses not to exceed $10,000,000 in the aggregate in any period of measurement and approved by Agent in its discretion (in each case, to the extent included in determining net income).
Financial Covenant Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than the greater of $5,000,000 or 10% of the Borrowing Base then in effect; and (b) continuing until, during each of the preceding 60 consecutive days, no Event of Default has existed and Availability has been more than the greater of
$5,000,000 and 10% of the Borrowing Base then in effect.
Payment Conditions: with respect to any investments, Distributions, payment of Debt, (i) both before and after giving effect to any such transaction and giving pro forma effect to the applicable transaction, no Default or Event of Default has occurred and is continuing or would arise as a result of the applicable transaction, (ii) after giving pro forma effect to the applicable transaction Availability shall not be less than the greater of
$7,500,000 and 15% of the Borrowing Base then in effect for each of the 30 days immediately prior to the consummation of such transaction and immediately after giving effect thereto and (iii) the Fixed Charge Coverage Ratio as of the most recent four (4) Fiscal Quarter period ended for which financial statements pursuant to Section 10.1.2 were required to have been delivered shall not be less than 1.00:1.00.
Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) arising under the Parent Guaranty; or (h) in an aggregate amount of $500,000 or less at any time.
Reporting Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than the greater of (x)
$7,500,000 or 15% of the Borrowing Base then in effect for 5 consecutive days at any time the Revolver Commitments are $74,000,000 or greater and (y)
$5,000,000 or 15% of the Borrowing Base then in effect for 5 consecutive days at any time the Revolver Commitments are less than $74,000,000; and

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(b) continuing until, during each of the preceding 60 consecutive days, no Event

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of Default has existed and Availability has been more than the greater of
$5,000,000 and 15% of the Borrowing Base then in effect.
Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than the greater of (x) $7,500,000 or 15% of the Borrowing Base then in effect at any time the Revolver Commitments are $74,000,000 or greater and (y) $5,000,000 or 15% of the Borrowing Base then in effect at any time the Revolver Commitments are less than $74,000,000; and (b) continuing until, during each of the preceding 60 consecutive days, no Event of Default has existed and Availability has been more than the greater of $5,000,000 and 10% of the Borrowing Base then in effect.
U.K. LC Sublimit: $5,000,000.
U.S. LC Sublimit: $10,000,000.
U.K. Sublimit: commencing on the Seventh Amendment Effective Date and continuing until and including March 31, 2024, $15,000,000 and thereafter,
$10,000,000, in each case, subject to Reallocation under Section 2.2.
Unused Line Fee Rate: a per annum rate equal to (a) 0.350%, if average daily Revolver Usage was 50% or less of the Revolver Commitments during the preceding calendar month, or (b) 0.250%, if average daily Revolver Usage was more than 50% of the Revolver Commitments during such month.
U.S. Sublimit: commencing on the Seventh Amendment Effective Date and continuing until and including March 31, 2024, $59,000,000 and thereafter,
$40,000,000, in each case, subject to Reallocation under Section 2.2.
Section 2.2    U.S. Inventory Formula Amount.    Clause (a) of the definition of “U.S. Inventory Formula Amount” is hereby amended and restated to read as follows:
(a)    commencing on the Seventh Amendment Effective Date and continuing until and including March 31, 2024, $50,000,000 and thereafter,
$35,000,000.
Section 2.3    New Definitions. The following definitions are added to Section 1.1 of the Loan Agreement in the appropriate alphabetical place:
Availability Block: $3,000,000; which so long as no Default or Event of Default exists, such amount shall be reduced to $0 upon delivery of financial statements and a corresponding Compliance Certificate in accordance with the terms here which reflect that Borrower has achieved a Fixed Charge Coverage Ratio of 1.25:1.00, measured on a trailing twelve month basis.

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GEHI: Gravitas Education Holdings Limited, a company organized under the laws of the Cayman Islands.
Parent Guaranty: guaranty executed by Parent in favor of Wilmington Savings Fund Society, FSB with respect to convertible debt incurred by Gravitas Educational Holdings, Inc. to various noteholders in the aggregate amount of $65,000,000, which obligations under such guaranty are subordinated to the Obligations in accordance with a subordination agreement in form and substance satisfactory to Agent.
Permitted Distributions: (i) Distributions made so long as immediately before and after giving effect thereto, no Default or Event of Default exists and the aggregate outstanding amount thereof, together with outstanding loans and advances made pursuant to Section 10.2.7(d) do not exceed
$5,000,000 at any time and (ii) other Distributions so long as the Payment Conditions are satisfied with respect to each such other Distribution.
Seventh Amendment Effective Date: October 18, 2023.
U.K. Inventory Formula Amount: the lesser of:
(a)$15,000,000, and
(b)the lesser of:
(y)65% of the Value of Eligible Inventory of Promethean U.K. located in the Dutch Warehouse or
(z)85% of the NOLV Percentage of the Value of Eligible Inventory of Promethean U.K. located in the Dutch Warehouse.
GAAP: generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.
Section 2.4 Further Amendments. The Loan Agreement is further amended as follows:
(i)Section 3.2.2 of the Loan Agreement is deleted and replaced with the following:
3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin for Letters of Credit times the average daily Stated Amount of Letters of Credit, which fee shall be payable

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monthly in arrears, on the first day of each month; (b) to Agent, for its own account,

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a fronting fee at the rate of 0.125% per annum on the Stated Amount of each Letter of Credit, payable monthly in arrears on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.
(ii)Section 9.1.4 of the Loan Agreement is deleted and replaced with the following:
9.1.4 Capital Structure. As of the Seventh Amendment Effective Date, Schedule
9.1.4 shows, for Parent and each Subsidiary, its name, jurisdiction of organization or incorporation, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Seventh Amendment Effective Date, neither Parent nor any Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Parent has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of Parent or any Subsidiary.
(iii)Sections 10.1.2(a) and (b) of the Loan Agreement are deleted and replaced with the following:
(a)as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on consolidated and consolidating bases for GEHI and its Subsidiaries, which statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by GEHI and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;
(b)as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with IFRS and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes; provided, that statements of cash flow shall only be

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delivered with the monthly financial statements delivered for the last month of each Fiscal Quarter;
(iv)Section 10.2.4 of the Loan Agreement is deleted and replaced with the following:

10.2.4 Distributions; Upstream Payments. Declare or make any Distributions, except Upstream Payments, and Permitted Distributions; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

(v)Section 10.2.7 of the Loan Agreement is deleted and replaced with the following:
10.2.7 Loans. Make any loans or other advances of money to any Person, except
(a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) intercompany loans to its Subsidiaries and Affiliates, so long as immediately before and after giving effect thereto, no Default or Event of Default exists and the aggregate outstanding amount thereof, together with Distributions made under clause (i) of the definition thereof does not exceed $5,000,000 at any time.

(vi)Section 10.2.10 of the Loan Agreement is deleted and replaced with the following:

10.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except to the existing holders of its Equity Interests.

(vii)Section 10.2.11 of the Loan Agreement is deleted and replaced with the following:

10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9 or any amendment, modification or other change which has no adverse impact on the interests of the Secured Parties or the rights and remedies of the Secured Parties under the Loan Documents.

(viii)Section 10.2.17 of the Loan Agreement is deleted and replaced with the following:

10.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions solely among Borrowers; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; (e) transactions with

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Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate and (f) transactions with Affiliates which are permitted under Section 10.2.4 or 10.2.7.

(ix)Schedule 1.1 of the Loan Agreement is deleted and replaced with Schedule 1.1 attached hereto.
(x)Effective on October 18, 2023, all references in the Loan Documents to “IFRS” shall be deleted and replaced with a reference to “GAAP”.
ARTICLE III
CONDITIONS PRECEDENT AND POST-CLOSING REQUIREMENTS
Section 3.1 Conditions Precedent. The parties hereto agree that the amendments set forth herein shall not be effective until the satisfaction of each of the following conditions precedent (such date shall be referred to as the “Seventh Amendment Effectiveness Date”):
(a)The representations and warranties contained herein and in the Loan Agreement shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date, including without limitation, any disclosures made as of the Closing Date that are set forth in the schedules attached to the Loan Agreement;
(b)No Default or Event of Default shall have occurred and be continuing;
(c)The Obligors have delivered to the Agent, in form and substance acceptable to the Agent in its sole discretion, an executed original of this Amendment; and
(d)The Obligors shall have paid to the Agent the fees, costs, and expenses owed to and/or incurred by the Agent arising in connection with this Amendment (including the Amendment Fee and reasonable attorneys’ fees and costs).
ARTICLE IV
ADDITIONAL COVENANTS AND MISCELLANEOUS

Section 4.1 Acknowledgment of the Obligors. The Obligors hereby represent and warrant that the execution and delivery of this Amendment and compliance by Obligors with all of the provisions of this Amendment: (a) are within the powers and purposes of the Obligors; (b) have been duly authorized or approved by the board of directors or managers of the Obligors; (c) do not conflict with or result in any breach or contravention of, or the creation of any lien under, or require any payment to be made under (x) any contractual obligation to which such Obligor is a party or affecting it, or the properties of such Obligor or any subsidiary thereof, or (y) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Obligor or any subsidiary thereof or its property is subject; and (c) when executed and delivered

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by or on behalf of the Obligors, will constitute valid and binding obligations of each Obligor, enforceable in accordance with their terms. Each Obligor reaffirms its obligation to pay all amounts due to the Agent and the Lenders under the Loan Documents in accordance with the terms thereof, as modified hereby.

Section 4.2 Representations and Warranties. “The Obligors represent and warrant that, after giving effect to this Amendment, each of the representations and warranties made by the Parent and each Borrower in Section 9 of the Amended Loan Agreement is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), in each case on and as of the date hereof as if made on and as of the date hereof, except in the case of any such representation or warranty that expressly relates to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date, including without limitation, any disclosures made as of the Closing Date that are set forth in the schedules attached to the Loan Agreement. The Obligors represent and warrant that no event or condition that has occurred since the Closing Date that affects the accuracy of such disclosures could reasonably be expected to have a Material Adverse Effect as of the Seventh Amendment Effective Date.

Section 4.3 Loan Documents Unmodified. All terms and provisions of the other Loan Documents shall remain in full force and effect. Nothing contained in this Amendment shall in any way impair the validity or enforceability of the Loan Agreement or any of the other Loan Documents, as modified hereby or otherwise, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein, except to the extent provided in this Amendment. Any lien and/or security interest granted to the Agent in the Collateral set forth in the Loan Documents shall remain unchanged and in full force and effect and shall continue to secure the payment and performance of all of the obligations of the Obligors under the Loan Documents.

Section 4.4 Event of Default. A breach of this Amendment shall be an Event of Default.

Section 4.5 Parties, Successors and Assigns. This Amendment shall be binding upon the Obligors and shall inure to the benefit of the Lender and its respective successors and assigns.
Section 4.6 Counterparts. This Amendment may be executed in one or more counterparts and by telecopy, each of which, when so executed, shall be deemed to be an original, but all of which, when taken together shall constitute one and the same instrument.

Section 4.7 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only, are not a part of this Amendment, and shall not affect the interpretation hereof.

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Section 4.8 Expenses of Agent. Without limiting the terms and conditions of the Loan Documents, each Obligor agrees to pay on demand: (a) all costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all subsequent amendments, modifications, and supplements hereto or thereto, including without limitation, the costs and fees of the Agent’s legal counsel; and (b) all costs and expenses reasonably incurred by the Agent in connection with the enforcement or preservation of any rights under the Loan Agreement, this Amendment, and/or the other Loan Documents, including without limitation, the costs and fees of the Agent’s legal counsel.

Section 4.9 Choice of Law; Jury Trial Waiver. THIS AMENDMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY, IF ANY, IN ANY ACTION TO ENFORCE, DEFEND, INTERPRET, OR OTHERWISE CONCERNING THIS AMENDMENT. WITHOUT LIMITING THE APPLICABILITY OF ANY OTHER PROVISION OF THE LOAN AGREEMENT, THE TERMS OF SECTIONS
14.15 AND 14.16 OF THE LOAN AGREEMENT SHALL APPLY TO THIS AMENDMENT.

Section 4.10 Release.
(a)EACH OBLIGOR HEREBY IRREVOCABLY RELEASES AND FOREVER DISCHARGES AGENT, LENDERS AND THEIR AFFILIATES, AND EACH SUCH PERSON’S RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, ATTORNEYS AND REPRESENTATIVES (EACH, A “RELEASED PERSON”) OF AND FROM ALL DAMAGES, LOSSES, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, ACTIONS OR CAUSES OF ACTION WHATSOEVER (EACH A “CLAIM”) THAT SUCH OBLIGOR MAY NOW HAVE OR CLAIM TO HAVE AGAINST ANY RELEASED PERSON ON THE DATE OF THIS AMENDMENT, WHETHER KNOWN OR UNKNOWN, OF EVERY NATURE AND EXTENT WHATSOEVER, FOR OR BECAUSE OF ANY MATTER OR THING DONE, OMITTED OR SUFFERED TO BE DONE OR OMITTED BY ANY OF THE RELEASED PERSONS THAT BOTH (1) OCCURRED PRIOR TO OR ON THE DATE OF THIS AMENDMENT AND (2) IS ON ACCOUNT OF OR IN ANY WAY CONCERNING, ARISING OUT OF OR FOUNDED UPON THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE FOREGOING DOES NOT RELEASE ANY RELEASED PERSON FROM THE CONTINUING PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AMENDMENT OR THE OTHER LOAN DOCUMENTS ON OR AFTER THE DATE HEREOF.

(b)EACH OBLIGOR INTENDS THE ABOVE RELEASE TO COVER, ENCOMPASS, RELEASE, AND EXTINGUISH, INTER ALIA, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION THAT MIGHT OTHERWISE BE RESERVED BY THE CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
EACH OBLIGOR ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW KNOWN OR BELIEVED TO BE TRUE WITH RESPECT TO SUCH CLAIMS, DEMANDS, OR CAUSES OF ACTION, AND AGREES THAT THIS AMENDMENT AND THE ABOVE RELEASE ARE AND WILL REMAIN EFFECTIVE IN ALL RESPECTS NOTWITHSTANDING ANY SUCH DIFFERENCES OR ADDITIONAL FACTS

Section 4.11 Total Agreement. This Amendment, the Loan Agreement, and all other Loan Documents shall constitute the entire agreement between the parties relating to the subject matter hereof and thereof, and shall not be changed or terminated orally.
[Remainder of Page Intentionally Left Blank]

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PARENT:    PROMETHEAN WORLD LIMITED,
a company incorporated in England and Wales with company number 07118000

Name     Ko!!/se-
Title:    --..; ..._    '--"""'-.. '---     _

BORROWERS:    PROMETHEAN INC.,
a Delaware corporation

BNyam:
Title:=

PROMETHEAN LIMITED,
a company incorporated in Wales and England with company number 01308938

By:     Nam S'e.
Title:

AGENT AND LENDERS:    BANK OF AMERICA, N.A.,
as Agent and L nd    /
By::    --=== --
Name:._-1-,q:.....<,..:.;le=r--=-=-i=m=s
Title:·---=-=-S=e..n:.i..o..r.cV....i.cce.=Pe.r..e.:s.i..d.:e=n=t=-=---

SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
(PROMETHEAN) SIGNATURE PAGE

ACKNOWLEDGMENT AND CONSENT BY GUARANTORS
Each of the undersigned (each, a “Guarantor”) consents to the foregoing Seventh Amendment to Loan Agreement, the Loan Agreement and other Loan Documents and the transactions contemplated thereby and reaffirms its obligations under the Loan Documents to which it is a party, including but not limited to that certain Continuing and Unconditional Guaranty dated as of June 25, 2018 and that certain Guarantee and Debenture dated as of June 25, 2018, that certain Pledge Agreement dated as of June 25, 2018 and that certain Guarantee and Debenture dated as of January 19, 2023, as such documents may be amended, modified, supplemented or replaced from time to time.
Each Guarantor reaffirms, to the extent a party thereto, that its obligations under the Loan Documents are separate and distinct from the Borrowers’ obligations and reaffirms its waivers of each and every one of the possible defenses to such obligations.
[Signature Page Follows]

-
Agreed and acknowledged:    PROMET.HEAN WORLD LIMITED,
a company incorporated in England and Wales with company number 07118000

PROMETHEAN (HOLDINGS) LIMITED,
a company incorporated in England and Wales with company number 2359658

CHALKFREE LIMITED,
a company incorporated in England and Wales with com any number 5227933

By:        --+1-=-.,    ---
Name:    6. ,t-:r·aaSrL
Title::

SCHEDULE 1.1
to
Loan and Security Agreement

Commencing on the Seventh Amendment Effective Date and continuing until and including March 31, 2024:

Lender	Revolver Commitments
Bank of America, N.A.	$74,000,000

Commencing on April 1, 2024 and thereafter:

Lender	Revolver Commitments
Bank of America, N.A.	$50,000,000